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Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-235836
January 10, 2020

Luckin Coffee Inc.

        Luckin Coffee Inc., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on January 9, 2020.

        Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at +1-800-221-1037, Morgan Stanley & Co. LLC at +1-866-718-1649, China International Capital Corporation Hong Kong Securities Limited at +852-2872-2000, and Haitong International Securities Company Limited at +852-2848-4333. You may also access the Company's most recent prospectus dated January 7, 2020, which is included in the Company's registration statement on Form F-1, as filed with the SEC on January 7, 2020, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1767582/000104746920000079/a2240174zf-1.htm

        On January 9, 2020, the registered public offering of an aggregate of 13,800,000 American depositary shares ("ADSs"), each representing eight Class A ordinary shares of the Company, by the Company and the selling shareholder was priced at US$42.00 per ADS.

        The Company will issue and sell 9,000,000 ADSs and the selling shareholder will sell 4,800,000 ADSs. The Company and the selling shareholder have granted to the underwriters a 30-day option to purchase up to 2,070,000 additional ADSs, and such optional ADSs, upon exercise, will be sold by the Company and/or selling shareholder.

        The gross proceeds to the Company from the public offering will be approximately US$419.49 million, assuming the underwriters fully exercise their option to purchase additional shares. The Company will not receive any proceeds from the sale of the ADSs by the selling shareholder.

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Luckin Coffee Inc.